SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

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☐	Soliciting Material Pursuant to § 240.14a-12
LIFEVANTAGE CORPORATION
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Lifevantage Corporation
11545 W. Bernardo Court, Suite 301
San Diego, California 92127
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On January 15, 2010
Dear Shareholder:
     You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Lifevantage Corporation, a Colorado corporation (the “Company”). The meeting will be held on January 15, 2010 at 9:00 a.m. local time in San Diego, California for the following purposes:
1.	To elect six (6) directors to hold office for a one-year term expiring at the 2010 Annual Meeting of shareholders and until their respective successors are elected and qualified.

2.	To ratify the appointment of Ehrhardt Keefe Steiner & Hottman PC as independent auditors of the Company for its fiscal year ending June 30, 2010.

3.	To ratify an increase to the shares reserved for issuance under the Company’s 2007 Long-Term Incentive Plan (“Plan”) from 6 million shares to 10 million shares.

4.	To conduct any other business properly brought before the meeting.
     These items of business are more fully described in the Proxy Statement accompanying this Notice.
     Our Board of Directors has fixed November 24, 2009 as the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors
/s/ Carrie E. Carlander
Carrie E. Carlander
Chief Financial Officer, Secretary and Treasurer

San Diego, California
October 28, 2009

     You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Lifevantage Corporation
11545 W. Bernardo Court, Suite 301
San Diego, California 92127
PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS
November 24, 2009
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Why am I receiving these materials?
     We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Lifevantage Corporation (sometimes referred to as the “Company” or “LifeVantage”) is soliciting your proxy to vote at the 2009 Annual Meeting of Shareholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.
     We intend to mail this proxy statement and accompanying proxy card on or about November 24, 2009 to all our shareholders of record as of the record date entitled to vote at the annual meeting.
Where and when is the Annual Meeting?
     The annual meeting will take place January15, 2010 at 9:00 a.m. local time at the offices of the Company’s corporate counsel, Sheppard Mullin Richter & Hampton LLP, located at 12275 El Camino Real, Suite 200, San Diego, California 92130.
What am I voting on?
     There are three matters scheduled to be voted on by shareholders at the annual meeting:
•	Election of six (6) directors to our Board of Directors;

•	Approval of a proposal to ratify the appointment of Ehrhardt Keefe Steiner & Hottman PC as independent auditors of the Company for its fiscal year ending June 30, 2010; and

•	Approval of a proposal to ratify an increase to the shares approved for issuance under the Company’s 2007 Long-Term Incentive Plan (“Plan”) from 6 million shares to 10 million shares.
Who can vote at the annual meeting?
     Only shareholders of record at the close of business on November 24, 2009 will be entitled to vote at the annual meeting. As of October 26, 2009, there were 56,967,412 shares of common stock outstanding and entitled to vote.
     Shareholders of Record: Shares Registered in Your Name
     If on November 24, 2009 your shares were registered directly in your name with our transfer agent, Computershare Trust Co., Inc., then you are a shareholder of record. As a shareholder of record, you may vote by proxy or vote in person at the meeting. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.
     Beneficial Owner: Shares Registered in the Name of a Broker or Bank
     If on November 24, 2009 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting provided that you bring with you proof of your beneficial ownership of shares, such as a brokerage account statement. However, if you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
How do I vote?
     You may either vote “For” all the nominees to our Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:
     Shareholder of Record: Shares Registered in Your Name
     If you are a shareholder of record, you may vote by proxy using the enclosed proxy card or in person at the annual meeting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.
•	Voting Your Proxy By Mail. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	Vote in Person. To vote in person, come to the annual meeting and we will give you a ballot when you arrive.
     Beneficial Owner: Shares Registered in the Name of Broker or Bank
     If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from LifeVantage. Simply complete and mail the proxy card to ensure that your vote is counted.
How many votes do I have?
     On each matter to be voted upon, you have one vote for each share of common stock you own as of November 24, 2009.
How are votes counted?
     Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes.
     Because the approval of each proposal (other than the election of directors) requires the affirmative vote of a majority of the outstanding shares of common stock, abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
What are broker non-votes?
     When a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on particular proposals, the shares not voted are called “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority on certain “non-routine” proposals under the rules of the New York Stock Exchange (NYSE) and the beneficial owner has not instructed the broker how to vote on these proposals. Both the election of directors and ratification of the selection of our independent registered public accounting firm are considered “routine” matters under the rules and interpretations of the NYSE.

How many votes are needed to approve each proposal?
•	For the election of directors, the six (6) nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	The ratification of the increase in shares of the Company’s 2007 Long-Term Incentive Plan (“Plan”) from 6 million shares to 10 million shares will be approved if a majority of the outstanding shares vote “For” such ratification. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	The ratification of the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditor for the fiscal year ended June 30, 2009 will be approved if a majority of the outstanding shares vote “For” such ratification. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.
What does it mean if I receive more than one proxy card?
     If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
     Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:
•	You may submit another properly completed proxy card with a later date;

•	You may send a written notice that you are revoking your proxy to LifeVantage’s Secretary at 11545 W. Bernardo Court, Suite 301, San Diego, California 92127; or

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
     If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank to change your vote.
What if I return a proxy card but do not make specific choices?
     If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all six (6) nominees for director, “For” the ratification of increasing the shares of the Plan, and “For” the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditor for our fiscal year ending June 30, 2010. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
What is the quorum requirement?
     A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by shareholders present at the meeting or by proxy. As of October 26, 2009, there were 56,967,412 shares of common stock outstanding and entitled to vote. Thus, 28,483,706 shares of common stock must be represented by shareholders present at the meeting in person or by proxy to constitute a quorum.
     Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of our shareholders entitled to vote at the meeting, present in person or by proxy, shall have the power to adjourn the meeting to another date.

Who is paying for this proxy solicitation?
     We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
When are shareholder proposals due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by August 10, 2010 to LifeVantage’s Secretary at 11545 W. Bernardo Court, Suite 301, San Diego, California 92127. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so by no earlier than August 10, 2010 and no later than September 9, 2010. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of shareholder proposals and director nominations.
How can I find out the results of the voting at the annual meeting?
     Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2010, which we expect to file on or before February 15, 2010. You can obtain a copy of the Form 10-Q, once it is filed, on our website at www.lifevantage.com, by calling the Securities and Exchange Commission at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Our website does not constitute part of this proxy statement.
IT IS THE INTENTION OF THE AGENTS DESIGNATED IN THE ENCLOSED PROXY CARD TO VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR IDENTIFIED BELOW (UNLESS AUTHORITY IS WITHHELD BY THE SHAREHOLDER GRANTING THE PROXY) AND “FOR” PROPOSALS 2 AND 3 BELOW. IF ANY NOMINEE BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A SUBSTITUTE NOMINEE OR NOMINEES TO BE SELECTED BY THE COMPANY’S BOARD OF DIRECTORS, UNLESS THE SHAREHOLDER WITHHOLDS AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS.

PROPOSAL 1 — ELECTION OF DIRECTORS
     LifeVantage’s Board of Directors consists of six (6) directors. Our Board of Directors proposes that Mr. David W. Brown, Dr. James D. Crapo, Mr. Jack R. Thompson, Dr. Joe M. McCord, Mr. Richard Doutre’ Jones and Mr. Garry Mauro be elected as directors of the Company. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is elected and qualified, or, if sooner, until the director’s death, resignation or removal. We encourage nominees for directors to attend the annual meeting. All of the nominees for election as a director at the Company’s 2008 Annual Meeting of Shareholders attended the 2008 Annual Meeting of Shareholders. Each of the nominees listed below is currently a director of the Company who was previously elected by the shareholders.
     Directors are elected by a plurality of the votes properly cast in person or by proxy. Cumulative voting is not permitted. The six (6) nominees receiving the highest number of affirmative votes will be elected. Shares represented by properly executed proxies will be voted, if authority to do so is not withheld, for the election of the six (6) nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
Information Concerning Director Nominees
     The following information is furnished with respect to each of the director nominees for election at the 2009 Annual Meeting of Shareholders:

Name	Age	Principal Occupation/Position with Company
Mr. David W. Brown	46	President and Chief Executive Officer
Dr. James D. Crapo	66	Professor of Medicine/Independent Director
Mr. Jack R. Thompson	60	President, Kepner Educational Excellence Program/Chairman of the Board
Dr. Joe M. McCord	64	Professor of Medicine/Director
Mr. Richard Doutre’ Jones	56	Network Television Executive/Independent Director
Mr. Garry Mauro	61	Independent Director
     MR. DAVID W. BROWN Mr. David Brown was appointed President and CEO of LifeVantage Corporation in January 2008. Prior to joining LifeVantage he most recently was the Managing Director and Co-Founder of Nutrition Business Advisors, a firm founded in 2003 to provide strategic consulting services, capital raising and full-service business development focused on the $130 billion Global Nutrition Industry. During his tenure at Nutrition Business Advisors, Mr. Brown is credited with strategically positioning clients for accelerated growth and successful capitalization to fuel expansion and distribution. Mr. Brown also served as President and CEO of Metabolife International from 2000-2003, where he strategically transitioned the company from its role as one of the nation’s largest direct sales organizations to that of a major force in the retail industry. From 1994 to 2000, Mr. Brown served as the President of Natural Balance, Inc., a Colorado-based dietary supplement company. Mr. Brown began his career as a corporate attorney, serving at the law firm of Ballard, Spahr, Andrews & Ingersoll in 1994 and Kindel & Anderson from 1991 — 1994. Mr. Brown received his Juris Doctorate from Cornell University and Bachelors of Arts from Brigham Young University.
     DR. JAMES D. CRAPO Dr. Crapo has been a member of our Board of Directors since April 2005. Dr. Crapo has nearly 30 years of experience in the health and science field. He has been a Professor at National Jewish Medical and Research Center since June 1996 and served as Executive Vice President of Academic Affairs and Chairman of Medicine from June 1996-2004. National Jewish is a private institution in immunology and allergic diseases. Dr. Crapo also served as Chief Executive Officer of Aeolus Pharmaceuticals, Inc. from July 2004 until December 2004. He was the first scientist to extend Dr. Fridovich’s and Dr. Joe McCord’s original discovery of superoxide dismutase, a natural antioxidant (referred to as “SOD”) to mammalian models of disease. Prior to joining National Jewish, Dr. Crapo spent over 15 years as the Chief of the Pulmonary and Critical Care Medicine Division at Duke University Medical Center. He is involved in a number of professional societies, including service on the NHLBI Advisory Council and serving as President of the American Thoracic Society and President of the Fleischner Society.
     MR. JACK R. THOMPSON Jack R. Thompson has been a member of the Board of Directors since September 2007 and currently serves as Chairman of the Board of Directors. Mr. Thompson, who currently serves as an Independent Director and Member of the Investment Committee of Russell Funds, brings 35 years of financial and operational experience to the Board of Directors. Mr. Thompson was previously an Independent Director and Chairman of the Audit Committee of Sparx Asia Funds and was

President, CEO and Director of Berger Financial Group. Prior to this, Mr. Thompson was President and Director of Janus Service Corporation and Senior Vice President and Trustee of Janus Funds and Executive Vice President and Chief Operating Officer of Janus Capital Corporation.
     DR. JOE M. MCCORD Dr. McCord has been a member of our Board of Directors since February 2006 and was our Director of Science from April 2004 to October 2007. Dr. McCord together with Dr. Irwin Fridovich discovered SOD in 1969. For this work, Drs. McCord and Fridovich received the Elliot Cresson Medal of the Franklin Institute. Dr. McCord currently serves as Professor of Medicine, Biochemistry, and Microbiology at the University of Colorado at Denver and Health Sciences Center (UCDHSC). Dr. McCord received a lifetime achievement award from the Oxygen Society for outstanding contributions to the field of free radical biology and medicine in 1997. He is Honorary President of the International Society of Antioxidants in Nutrition and Health (ISANH). He chaired the Third International Conference on Superoxide Dismutases: Recent Advances and Clinical Applications, held at the Institut Pasteur in Paris in 2004, as well as earlier conferences in the series. Dr. McCord has published articles in a number of scientific journals, including the New England Journal of Medicine.
     MR. RICHARD DOUTRE’ JONES Richard Doutre’ Jones has a distinguished career in broadcast management, with a background in operations, marketing, Internet, new media, research and sales. In addition, he has in-depth understanding of international business, with a focus on U.S. and Mexico relations. Currently, he serves as the VP/General Manager of Bay City Television, Inc. (which is XETV/San Diego6 (CW) formerly the FOX affiliate) of San Diego. In that capacity, he is responsible for all aspects of the business and is credited with streamlining operations and achieving profitability. Prior to joining Bay City Television, Mr. Doutre’ Jones held management and executive positions in the television industry, including serving as the General Sales Manager, Local Sales Manager and National Sales Manager of KBHKTV-UPN44 in San Francisco, California. He is currently on the Executive Board of the San Diego Ad Club, and has served for many years on the Fox Television Affiliate Board of Governors and various other civic and industry organizations.
     MR. GARRY MAURO Garry Mauro has worked for over 30 years at the local, state and national levels on behalf of both private and public sector entities and is often quoted in the media as an expert on business and political topics. He served for 16 years as Commissioner of the Texas General Land Office overseeing the management of more than 20 million acres of state land, 18,000 oil and gas wells, and the State’s benefit program for Veterans. During his tenure as Commissioner, he also chaired the Veterans Land Board, the School Land Board, the Parks and Wildlife Board for Lease, the Texas Department of Corrections Board for Lease, the University Board for Lease, the Coastal Coordination Council and the Texas Alternative Fuels Council; co-chaired the Sustainable Energy Development Council; and held numerous other board memberships in Texas. His access to key policy-makers and his first-hand knowledge of the governmental process has resulted in legislative initiatives resulting in reductions in air pollution, sales of natural gas, improved recycling efficiencies, creation of a state-of-the-art oil spill response and prevention program, and other legislation considered both environmentally and economically sound. He has received numerous honors and awards for his civic and philanthropic contributions in environmental, political and business arenas, including the “Man of the Year Award” from the Texas League of Women Voters and the “Rising Star of Texas Award” from Texas Business Magazine. In 1998, he was the Texas Democratic Party nominee for Governor.
Board Recommendation
Our Board of Directors recommends the shareholders vote FOR each named director nominee.

Independence of Board of Directors and Committees
     Even though we are not a listed issuer and our shares are not traded on an exchange, in order to determine whether the members of our Board of Directors are independent, the Securities and Exchange Commission (“SEC”) rules require that we use the definition of “independence” of a national securities exchange (such as the New York Stock Exchange or the Nasdaq Stock Market) or national securities association when making this determination. In determining the independence of the members of our Board of Directors, our Board of Directors elected to use the definition of independence contained in Nasdaq Stock Market (“Nasdaq”) listing requirements. As required under Nasdaq listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq as in effect time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, our Board of Directors affirmatively has determined that Dr. Crapo, Mr. Thompson, Mr. Doutre’ Jones and Mr. Mauro are independent directors within the meaning of the applicable Nasdaq listing standards. Mr. Brown, the Company’s current President and Chief Executive Officer, and Dr. McCord are not independent directors.
Meetings of the Board of Directors and Committees
     During the last fiscal year, our Board of Directors held six (6) meetings. Each of our incumbent directors attended at least 75% of the aggregate of (1) the total number of meetings of our Board of Directors (held during the period for which he has been a director) and (2) the total number of meetings held by all committees of our Board of Directors on which he served (held during the periods that he served).
Compensation of Directors
     The following table shows certain information with respect to the compensation of all non-employee directors of the Company for the fiscal year ended June 30, 2009:
Director Compensation for Fiscal 2009

	Option awards			Total
Name	($)(1)	Fees earned or paid in cash		($)
Dr. James D. Crapo(2)	$20,804	$3,000		$23,804
Dr. Joe M. McCord(3)	$20,804	$3,000		$23,804
Mr. Jack R. Thompson(4)	$20,804	$3,000	*	$23,804
Mr. Richard Doutre’ Jones (5)	$25,573	$3,000		$28,573
Mr. Garry Mauro(6)	$25,573	$3,000		$28,573

*	Accrued not yet paid.

1.	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year for stock options granted to the non-employee directors, as determined in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used to calculate these amounts, see Notes 2 and 7 to the Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the non-employee directors.

2.	Grant date fair value of option to purchase 120,000 shares of common stock granted in FY2009: $25,023. Total number of shares subject to stock options outstanding at June 30, 2009: 360,000.

3.	Grant date fair value of option to purchase 120,000 shares of common stock granted in FY2009: $25,023. Total number of shares subject to stock options outstanding at June 30, 2009: 495,306.

4.	Grant date fair value of option to purchase 120,000 shares of common stock granted in FY2009: $25,023. Total number of shares subject to stock options outstanding at June 30, 2009: 175,000.

5.	Grant date fair value of option to purchase 120,000 shares of common stock granted in FY2009: $25,023. Total number of shares subject to stock options outstanding at June 30, 2009: 220,000.

6.	Grant date fair value of option to purchase 120,000 shares of common stock granted in FY2009: $25,023. Total number of shares subject to stock options outstanding at June 30, 2009: 220,000.
     Cash Compensation. The Company compensates its Board of Directors with cash compensation of $1,000 per in person meeting and reimburses our directors for documented business- and travel-related expenses directly related to Company business.
     The director option grants described above were made pursuant to our 2007 Long-Term Incentive Plan.
Committees of the Board of Directors
     Our Board of Directors has (1) an audit committee, (2) a compensation committee, (3) a science committee and (4) a finance committee. Below is a description of each committee of our Board of Directors.
     Audit Committee
     The audit committee was established by our Board of Directors in accordance with Section 3(a)(58)(A) of the Exchange Act. The current members of our audit committee are Mr. Jack R. Thompson, Mr. Garry Mauro and Mr. Richard Doutre’ Jones, with Mr. Thompson serving as chairman. Our Board of Directors has determined that each member of the audit committee qualifies as “independent.” Our Board of Directors has also determined that Mr. Thompson qualifies as an “audit committee financial expert,” as that term is defined in applicable SEC regulations. Our Board of Directors made a qualitative assessment of Mr. Thompson’s level of knowledge and experience based on a number of factors, including his formal education, experience as an executive officer for public reporting companies and his experience as an audit committee chairman for other publicly traded companies. In addition to serving on our audit committee, Mr. Thompson previously served as chairman of the audit committee of Sparx Asia Funds and currently serves as an Independent Director and Member of the Investment Committee of Russell Funds. Our Board of Directors has determined that such simultaneous service does not impair Mr. Thompson’s ability to effectively serve as chairman of our audit committee.
     The audit committee oversees (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements; (3) the engagement of our independent auditor and its qualifications and independence; (4) the performance of our internal auditors and independent auditor; and (5) compliance with our code of ethics and code of business conduct and ethics for our personnel. For this purpose, the audit committee performs several functions. The audit committee evaluates the performance of and assesses the qualifications and independence of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; reviews and approves all related-party transactions; prepares an audit committee report as required by the SEC to be included in the annual proxy statement; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The audit committee operates under a written charter adopted by our Board of Directors that is available on the Company’s website at www.lifevantage.com.
     The audit committee met four (4) times during our last fiscal year.
     Audit Committee Report1
     The audit committee is responsible for overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent registered public accounting firm’s qualifications and independence, (iv) the performance of our independent registered public accounting firm and (v) compliance with our Code of Ethics and Code of Business Conduct and Ethics. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Ehrhardt Keefe Steiner & Hottman PC, our independent registered public accounting firm, is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, other than the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

     The committee has held discussions with management and the independent registered public accounting firm. Management represented to the committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The committee received the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed the independence of the independent registered public accounting firm with the firm. In addition, the committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU §380).
     The committee has also considered whether the provision of non-audit services to us is compatible with maintaining the independent registered public accounting firm’s independence. The committee has concluded that the independent registered public accounting firm is independent from us and our management. The committee has reviewed with the independent registered public accounting firm the overall scope and plans for their audit.
     Relying on the foregoing reviews and discussions, the committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009, for filing with the SEC.
The Audit Committee
Jack R. Thompson, Chairman
Garry Mauro
Richard Doutre’ Jones

     Compensation Committee
     The current members of our compensation committee are Dr. Crapo, Dr. McCord and Mr. Doutre’ Jones, with Dr. Crapo serving as chairman. Our Board has determined that all members of the compensation committee except Dr. McCord qualify as “independent.” The compensation committee reviews and approves our overall compensation strategy and policies. The compensation committee (1) reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; (2) reviews and approves the compensation and other terms of employment of our chief executive officer and other executive officers, including the terms of any employment agreements, severance arrangements and change of control arrangements; (3) makes recommendations to our Board of Directors regarding new compensation plans and programs, including equity compensation plans; (4) administers the 2007 Long-Term Incentive Plan and any other similar programs and (5) reviews director compensation and recommends from time to time to our Board of Directors any proposed changes in such compensation. Our Board of Directors has not yet adopted a written charter for the compensation committee, however the compensation committee formulates its compensation recommendations to the Board of Directors based upon Company performance and other factors.
     The Compensation Committee met two (2) times during the last fiscal year.
     A discussion of the compensation committee’s processes and procedures for the consideration and determination of executive officer and director compensation is included in the Compensation Discussion and Analysis beginning on page 19 of this Proxy Statement.
     Compensation Committee Interlocks and Insider Participation
     As indicated above, the Company’s compensation committee consists of Dr. Crapo, Dr. McCord and Mr. Doutre’ Jones. Dr. McCord served as the Director of Science of the Company until October of 2007, and as such, is not considered an “independent” member. None of the Company’s executive officers serve as a member of the board of directors or the compensation committee of any entity that has one or more executive officers who serve on the Company’s Board of Directors or compensation committee.
     Compensation Committee Report2
     The compensation committee has reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this Proxy Statement. Based upon this review and discussion, the compensation committee recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and its incorporation in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009, for filing with the SEC.
The Compensation Committee
James D. Crapo, Chairman
Joe M. McCord
Richard Doutre’ Jones

[2]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, other than the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

Director Nomination Procedures
     Our Board of Directors does not have a nominating committee and nominating responsibilities for the addition of new Board members are addressed by the Board of Directors as a whole. Currently, the Board of Directors evaluates and reviews director nominee candidates and is responsible for proposing a slate of nominees to the shareholders for election to the board.
     Our members of the Board of Directors are the primary sources for the identification of prospective nominees. The Board may also retain third-party search firms to identify director candidates, and may consider proposed nominees that are identified by shareholders in the manner prescribed by our bylaws. In order for a shareholder to recommend a prospective nominee for election to our Board of Directors at a shareholder meeting, our bylaws require that the shareholder (i) be entitled to vote at the meeting, (ii) provide written advance notice regarding such nomination to our corporate Secretary in accordance with the procedures set forth in our bylaws and (iii) be a shareholder of record at the time of giving the notice.
     While the Board currently has no formal written process for evaluating proposed nominees, the members of the Board generally review the resume of a proposed nominee and consult the proposed nominee’s personal references. The Board conducts any other appropriate and necessary background checks of possible candidates. The Board members may also personally interview the proposed nominee, if the Board considers the proposed nominee sufficiently suitable.
     The Board evaluates the prospective nominee in order to determine whether the nominee has experience and expertise in our industry, the ability to offer sound advice and guidance to management, sufficient time to devote to the affairs of the Company, and has demonstrated excellence in his or her field and the ability to exercise sound business judgment. Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, the operating requirements of the Company and its long-term best interests. In conducting this assessment, the Board considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of our Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Board of Directors reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. The Board of Directors may modify these qualifications from time to time and is currently considering whether to establish a set of corporate governance practices and policies with additional standards and qualifications.
     After its evaluation of a candidate’s qualifications, the Board of Directors then selects a nominee for recommendation to our shareholders by majority vote.
     To date, the Board has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates and the Board of Directors has not rejected a timely director nominee from a shareholder or shareholders holding more than 5% of our voting stock.
     Other Committees
     In addition to the audit committee and compensation committee, we also have a science committee and a finance committee.
     The current members of the science committee are Dr. McCord, Dr. James D. Crapo and Mr. David W. Brown, with Dr. McCord serving as chairman. This committee meets on an ad hoc basis as our Board of Directors deems necessary to review and advise the Board of Directors with respect to matters assigned by the board from time to time. The science committee has a written mission statement.
     The current members of the finance committee are Mr. Brown, Mr. Thompson and Mr. Mauro, with Mr. Brown serving as chairman. This committee meets on an ad hoc basis as our Board of Directors deems necessary to review financial and fundraising matters.
Shareholder Communications With the Board of Directors
     Shareholders interested in communicating with our Board of Directors, a board committee, the independent directors or an individual director may do so by sending an email to Carrie E. Carlander, our Secretary at CCarlander@Lifevantage.com or writing to Board of Directors, Lifevantage Corporation, 11545 W. Bernardo Court, Suite 301, San Diego, California 92127, Attention: Secretary.

Communications should specify the addressee(s) and the general topic of the communication. Our Secretary will review and sort communications before forwarding them to the addressee(s). If no particular director is named, letters will be forwarded, depending on the subject matter, to the chairman of the appropriate committee.

Information Concerning Our Executive Officers
     The following table sets forth the names, ages and titles of our executive officers.

Name	Age	Position
David W. Brown	46	President and Chief Executive Officer
Carrie. E. Carlander	39	Chief Financial Officer, Secretary and Treasurer
Kirby L. Zenger	55	Chief Operating Officer
     Each officer serves at the discretion of our Board of Directors and holds office until his or her successor is appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.
     Set forth below is a description of the background of the persons named above.
     MR. DAVID W. BROWN Mr. David Brown was appointed President and Chief Executive Officer of LifeVantage Corporation in January 2008. Prior to joining LifeVantage he most recently was the Managing Director and Co-Founder of Nutrition Business Advisors, a firm founded in 2003 to provide strategic consulting services, capital raising and full-service business development focused on the $130 billion Global Nutrition Industry. During his tenure at Nutrition Business Advisors, Mr. Brown is credited with strategically positioning clients for accelerated growth and successful capitalization to fuel expansion and distribution. Mr. Brown also served as President and CEO of Metabolife International from 2000-2003, where he strategically transitioned the company from its role as one of the nation’s largest direct sales organizations to that of a major force in the retail industry. From 1994 to 2000, Mr. Brown served as the President of Natural Balance, Inc., a Colorado-based dietary supplement company. Mr. Brown began his career as a corporate attorney, serving at the law firm of Ballard, Spahr, Andrews & Ingersoll in 1994 and Kindel & Anderson from 1991 — 1994. Mr. Brown received his Juris Doctorate from Cornell University and Bachelors of Arts from Brigham Young University.
     MS. CARRIE E. CARLANDER Ms. Carlander was appointed Chief Financial Officer of LifeVantage Corporation in June 2009, and Secretary & Treasurer in July 2009. From July 2007 through June 2008, Ms. Carlander served as an interim Chief Financial Officer for two privately-held companies: QThink, an IC engineering services company, and Genelux, a development-stage biotech company. From November 2004 through November 2006, Ms. Carlander served as Chief Financial Officer, Secretary, Treasurer and Vice President for ADVENTRX Pharmaceuticals, Inc. (AMEX:ANX), a clinical-stage biotech company. From December 2003 to December 2004, Ms. Carlander served in a consulting capacity as Chief Financial Officer of Singlefin, Inc., an email/internet security software company and as Chief Financial Officer of SofLinx, Inc., a wireless sensor network and software company. From December 2002 to June 2004, Ms. Carlander served as Vice President of Finance of V-Enable, Inc., a software company specializing in multimodal software for wireless devices. From December 1996 to May 2000, Ms. Carlander served first as Director of Finance and Human Resources, and then as Vice President, Finance and Administration, of Websense Inc. (Nasdaq:WBSN), a publicly traded company that provides software products that analyze, report and manage computing resource use by employees. Ms. Carlander received her B.A. in Political Science from University of California, San Diego, her MBA from San Diego State University and a Certified Management Accountant designation from the IMA.
     MR. KIRBY L. ZENGER Mr. Zenger joined LifeVantage Corporation in February 2009 as Executive Vice President-General Manager and has since been named Chief Operating Officer. Most recently he was a Founder and EVP / General Manger for Zrii LLC, an international network marketing company founded in 2007. He was integral in the architecture and strategic development of the Zrii business plan. Execution of the Zrii plan resulted in industry record-setting revenue in the first year. At Zrii, he managed the total daily operations of the company. He served as Vice President of Global Sales for Young Living Essential Oils, a $100 million annual revenue network marketing company in 2006. He also was General Manager of North America for Synergy Worldwide, a subsidiary of Nature’s Sunshine, a $400 million annual revenue direct selling company of 20 years from 2004-2006. Mr. Zenger has an extensive background in sales, sales organizational development, leadership development and strategic planning. At Franklin Covey in 1998-2003 he served as a Client Partner and Director of Technology Sales. He has worked for and consulted to Fortune 500 and 1000 companies and was responsible for new market development, sales force organization, and training in national and international roles. His professional career in sales has allowed him experiences in varied industries from manufacturing, finance, recreational property development, and franchising. He studied advertising and business management at the University of Utah and LDS Business College with additional accreditation in leadership development and strategic planning.

Security Ownership of Certain Beneficial Owners and Management
     The following table sets forth certain information regarding the ownership of the Company’s common stock as of October 26, 2009 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) each person who is known to us to own beneficially more than five percent of our common stock. The shares disclosed in this table are based upon information supplied by officers, directors and principal shareholders and filings made by shareholders with the Securities and Exchange Commission.
     Except as otherwise noted, the address for each person listed below is c/o Lifevantage Corporation, 11545 W. Bernardo Court, Suite 301, San Diego, California 92127.
     The percentages of beneficial ownership set forth below are based on 56,967,412 shares of our common stock issued and outstanding as of October 26, 2009.

Beneficial Owner (1)	Number of Shares		Percent of Class
David W. Brown	1,275,251	(2)	2.2%
Carrie E. Carlander	—	(3)	*
Kirby L. Zenger	—	(4)	*
Bradford K. Amman	347,185	(5)	*
Dr. James D. Crapo	1,025,000	(6)	1.8%
Dr. Joe M. McCord	2,078,773	(7)	3.7%
Jack R. Thompson	1,841,784	(8)	3.2%
Richard Doutre’ Jones	410,000	(9)	*
Garry Mauro	510,000	(10)	*
Rodney D. Dir Revocable Trust	4,366,910	(11)	7.7%
dated July 13, 2001
Mr. Rodney Dale Dir, Trustee
6024 W. Hurley Avenue
Visalia, CA 93291

Leigh Severance	4,084,757	(12)	7.2%

All named executive officers and directors as a group (nine persons)	7,487,993	(13)	13.1%

*	Less than one percent.

1	The shares of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Except as otherwise indicated in these footnotes and subject to community property laws where applicable, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. In accordance with the beneficial ownership rules of the SEC, the table does not reflect an aggregate of 1,770,834 shares of common stock reserved for issuance upon the exercise of outstanding options not exercisable within 60 days held by certain of our directors and executive officers.

2	Includes 100,000 shares owned by Mr. Brown. Also includes shares which Mr. Brown has the right to acquire or will have the right to acquire within 60 days of October 26, 2009 pursuant to an option to purchase 600,000 shares at $0.23 per share, 412,500 shares at $0.50 per share, 62,751 shares at $0.30 per share, and a warrant to purchase 100,000 shares at $0.50 per share.

3.	An option to purchase 500,000 shares of common stock at a price of $0.54 per share was granted to Ms. Carlander on July 31, 2009. These shares vest and become exercisable on July 31, 2010.

4	An option to purchase 150,000 shares of common stock at a price of $0.70 per share was granted to Mr. Zenger on March 27, 2009 and an additional option to purchase 100,000 shares of common stock at a price of $0.54 per share was granted to Mr. Zenger on July 31, 2009. These shares vest and become exercisable on March 27, 2010 and July 31, 2010 respectively.

5	Includes 78,614 shares owned by Mr. Amman. Also includes shares which Mr. Amman has the right to acquire or will have the right to acquire within 60 days of October 26, 2009 pursuant to options to purchase 120,000 shares at $0.76 per share, 28,571 shares at $0.49 per share, 70,000 shares at $0.35 per share and a warrant to purchase 50,000 at $0.50 per share.

6	Includes 50,000 shares owned by Dr. Crapo, 125,000 shares owned by Dr. Crapo and his wife as tenants in common, and 450,000 shares held in Dr. Crapo’s Individual Retirement Account. Also includes shares which Dr. Crapo has the right to acquire or will have the right to acquire pursuant to an option to purchase 120,000 shares at $0.49 per share and 230,000 shares for which he has a right to acquire within 60 days of October 26, 2009 at an exercise price of $0.21.

7	Includes 1,606,800 shares of common stock owned by Dr. McCord. Also includes shares which Dr. McCord has the right to acquire or will have the right to acquire within 60 days of October 26, 2009 pursuant to options to purchase 241,973 shares of our common stock at $0.49 per share and 230,000 shares of our common stock at $0.21 per share. .

8.	Includes 1,026,784 shares held of record by Mr. Thompson, and 165,000 shares which Mr. Thompson has the right to acquire or will have the right to acquire within 60 days of October 26, 2009 pursuant to an option to purchase shares of our common stock at $0.21 per share. Also includes 150,000 “as converted” common shares for which Mr. Thompson has the right to acquire pursuant to a convertible note received in the 2007 private placement and 500,000 shares for which Mr. Thompson has the right to acquire pursuant to warrants issued in the March/April 2009 private placement at an exercise price of $0.50 per share.

9.	Includes 100,000 shares owned by Mr. Doutre’ Jones. Also includes shares which Mr. Doutre’ Jones has the right to acquire or will have the right to acquire within 60 days of October 26, 2009 pursuant to options to purchase 100,000 shares at $0.30 per share and 110,000 at $0.21 per share and a warrant to purchase 100,000 shares at $0.50 per share.

10.	Includes 150,000 shares owned by Mr. Mauro. Also includes shares which Mr. Mauro has the right to acquire or will have the right to acquire within 60 days of October 26, 2009 pursuant to an option to purchase 100,000 shares at $0.30 per share and 110,000 at $0.21 per share and a warrant to purchase 150,000 shares at $0.50 per share. .

11.	Includes 1,433,331 shares held by Mr. Severance, 65,231 shares owned by Mr. Severance’s wife, 469,215 shares held by the H.L. Severance, Inc. Pension Plan and Trust and 416,980 shares held by the H.L. Severance, Inc. Profit Sharing Plan and Trust. Also includes shares which Mr. Severance has the beneficial right to acquire within 60 days of October 26, 2009 pursuant to warrants to purchase 800,000 shares and a note convertible into 900,000 shares.

12.	Includes 2,366,910 shares held of record by the Rodney D. Dir Revocable Trust, dated July 13, 2001 (“Trust”) and shares which the Trust has the right to acquire within 60 days of October 26, 2009 pursuant to a warrant to purchase 2,000,000 shares.

13.	See notes (2) through (10) above.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     This compensation discussion and analysis provides information regarding the compensation that may be awarded to, earned by or paid to the named executed officers. It includes information regarding the objectives of our compensation program, our compensation processes and procedures, each element of compensation that we provide, why we choose these elements, and how we determine the amount of each component to pay. This compensation discussion and analysis should be read in conjunction with the tables and related discussion beginning on page 22 of this Proxy Statement.
     Compensation Program Objectives
     Our executive compensation program is designed to attract, retain and motivate talented executives capable of providing the leadership, vision and execution necessary to achieve our business objectives and create long-term shareholder value. We actively seek to foster a pay-for-performance environment that aligns the interests of our executive officers with the creation of shareholder value. To this end, our compensation program is strongly linked to the delivery of long-term returns to our shareholders, the achievement of short- and long-term strategic business objectives, individual performance, and the demonstration of competencies that are aligned with our culture and values and that will contribute to our long-term success.
     Compensation Program Components and Procedures
     Our compensation committee is responsible for overseeing our compensation policies, plans and programs, and reviewing and determining the salary, bonuses, equity incentives, perquisites, severance arrangements and other related benefits paid to our directors and executive officers. Our compensation committee has implemented a performance-based compensation program, which ties a substantial portion of our executives’ overall compensation to the achievement of measurable corporate and individual performance objectives and the creation of shareholder value. As described in more detail below, our executive compensation program consists of one or more of the following key components: base salary, performance-based bonuses, long-term equity incentives and severance and change-in-control benefits. The compensation committee has not established any formal policies or guidelines for allocating compensation between cash and non-cash compensation, except that due to cash constraints of the Company, compensation in recent years has been largely in the form of non-cash equity compensation. However, commensurate with the Company’s philosophy of establishing a link between compensation and corporate performance, the compensation committee believes that a significant portion of each executive’s total compensation should be performance-based, reflecting both upside potential and down-side risk.
     The compensation committee’s executive compensation procedure comprises two related elements: the establishment of performance objectives and the determination of executive compensation levels. The compensation committee reviews and approves annual performance objectives for the corporation as a whole and for each individual executive officer. Corporate objectives are designed to target the achievement of specific product development, corporate development, financial and operational milestones. Individual objectives focus on contributions that are consistent with and support the corporate objectives or are otherwise intended to contribute to the success of the Company. The annual corporate and individual performance objectives are proposed by management and reviewed and approved by the compensation committee. The corporate objectives are also subject to review and approval by the full Board.
     Annually, the Chief Executive Officer conducts a performance appraisal for each executive officer (other than himself) for the year. The Chief Executive Officer also evaluates the degree of achievement of the annual corporate and individual performance objectives and submits his recommendations to the compensation committee for any base salary increases, bonuses and/or stock option awards for each executive officer (other than himself). The Chief Executive Officer’s recommendations and compensation committee’s determinations are generally based upon a number of factors, including: the executive’s individual performance for the year, the degree of achievement of annual corporate and individual performance objectives, comparisons with market data for compensation paid to comparable executives of other nutraceutical companies, with a particular focus on companies of comparable sizes and stages of development, the executive’s compensation relative to other executive officers at the Company, and the importance of the executive’s continued service with the Company.
     In the case of the Chief Executive Officer, his individual performance appraisal is conducted by the compensation committee, which determines his compensation adjustments and awards, if any, based on these same factors. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the compensation committee regarding his compensation. To the extent approved, any base salary increases, bonuses and/or stock option awards for the executives, including the Chief Executive Officer, are implemented.
     Compensation Elements
     Our executive compensation program consists of the following key components: base salary, performance-based bonuses, long-term equity incentives, severance and change in control benefits and other factors.
     Our compensation committee believes that these components are the most effective combination in motivating and retaining talented executive officers at this stage in our development. The compensation committee does not have any specific targets for the percentage of compensation represented by each component, although a significant percentage of total compensation is allocated to long-term equity incentives as a result of the compensation philosophy discussed above. As a general matter, subject only to limited exceptions, we do not provide perquisites or benefits for our named executive officers on a basis that is different from other eligible employees.
     Base Salary
     Base salary is the primary fixed component of our executive compensation program. We use base salary to compensate executives for services rendered during the fiscal year, and to ensure that we remain competitive in attracting and retaining executive talent. Base salaries are generally set within a range of salaries paid to industry peers with comparable qualifications, experience, responsibilities and performance at similar companies.
     For newly hired executives, the compensation committee determines base salary on a case-by-case basis by evaluating a number of factors, including the executive’s qualifications and experience, the competitive recruiting environment for his or her services, the executive’s anticipated role and responsibilities with the Company, the executive’s past compensation history, and comparisons to market data regarding compensation levels for comparable executives of other nutraceutical companies of similar sizes and stages of development.
     For continuing executives, the compensation committee reviews base salaries annually as part of the Company’s performance review and appraisal process. Base salary increases, if any, are based primarily on each executive’s job performance for the prior year, as well as a review of competitive market data, the executive’s compensation relative to other executive officers, the importance of the executive’s continued service with the Company and consider the cash constraints of the Company.
     Performance-Based Bonuses
     Our performance-based bonuses are designed to promote the interests of the Company and its shareholders by providing executive officers with the opportunity to earn bonuses based upon the achievement of pre-specified corporate and individual performance objectives, and to assist the Company in attracting and retaining executive talent. During fiscal 2009, the Company granted bonuses in the form of a holiday bonus as a method of rewarding employees and executive officers for their continued effort in meeting certain performance objectives and a bonus to the Chief Executive Officer in recognition of his efforts to develop a significant new direction for the Company.
     On an annual basis, the Chief Executive Officer evaluates the degree of achievement of the annual corporate and individual performance objectives, and submits his bonus recommendations to the compensation committee, which determines the final bonus amount, if any, for each executive officer. The compensation committee may determine to grant a bonus even though certain corporate or individual performance objectives are not met. If the compensation committee determines that corporate or individual performance for the year exceeded objectives or was excellent in view of prevailing conditions, the compensation committee may approve corporate or individual performance multipliers. The compensation committee also retains the authority, in its discretion, to identify any unplanned achievements that have been accomplished and to approve adjustments to an executive officer’s bonus award. Bonuses, if any, are generally paid in January of each year for services rendered during the prior fiscal year.

     Long-Term Equity Incentives
     Long-term equity incentives represent the largest at-risk component of our executive and employee compensation program. Our long-term equity incentives are designed to align the interests of our executive officers and employees with those of our shareholders by creating an incentive for our executive officers and employees to maximize long-term shareholder value. The equity compensation program is also designed to encourage our executive officers and employees to remain employed with us.
     Historically, we have granted stock options to newly-hired executive officers and employees when they commence employment with us. We have also granted stock options to continuing executive officers once a year as part of our annual performance review and appraisal process. The annual stock options are granted as a reward for past individual and corporate performance and as an incentive for future performance. All stock options are granted with a 10-year term and an exercise price equal to or greater than 100% of the fair market value of our common stock on the date of grant. Prior to March 27, 2009, stock options granted by us generally vest over a three-year period, with one-sixth of the option vesting three months after the date of grant, and the remaining five-sixths of the option vesting in equal monthly installments thereafter over the remaining term, subject to the executive’s or employee’s continued employment with us through such vesting dates. Stock options granted by us beginning March 27, 2009 vest in full on the one-year anniversary of the grant subject to the executive’s or employee’s continued employment with us.
     The compensation committee approves all equity grants to our executive officers. Grants approved during scheduled meetings become effective and are priced as of the date of approval or a predetermined future date (for example, new hire grants are effective as of the later of the date of approval or the newly-hired executive’s start date). Grants approved by unanimous written consent become effective and are priced as of the date the last signature is obtained or as of predetermined future date. The compensation committee has not granted, nor does it intend to grant, equity compensation awards to executive officers or employees in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative clinical trial result. Similarly, the compensation committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Also, because equity compensation awards vest over 1) a three-year period (with a 3 month “cliff” followed by monthly vesting thereafter) or 2) a one-year period (with a one-year cliff), the value to recipients of any immediate increase in the price of our common stock following a grant will be attenuated. Our Chief Executive Officer’s stock options are subject to vesting procedures different than those described above and are described in more detail below under the heading “ Employment, Severance and Change-in-Control Agreements.”
     The compensation committee determines the number of stock options to award to a newly-hired executive officer using the same factors described above that are considered in determining the base salaries of newly-hired executive officers. The compensation committee determines the number of stock options to be awarded to continuing executives based on a variety of factors, including its review of competitive market data, its assessment of each executive officer’s individual performance and expected future contribution, a review of each executive’s existing equity incentive awards, and the importance of the executive’s continued service with the Company.
     Severance and Change-in-Control Benefits
     We enter into employment agreements with our executives in select cases, generally when it is necessary to secure the services of a newly hired executive. We have entered into an employment agreement with Mr. Brown, our Chief Executive Officer. The terms of such employment agreement, including the severance compensation payable thereunder, are described in more detail below.
     On January 10, 2008, the Company entered into an Employment Agreement with David W. Brown pursuant to which Mr. Brown was hired as President and Chief Executive Officer of the Company. Unless sooner terminated pursuant to the terms of the Employment Agreement, the term of Mr. Brown’s employment as President and Chief Executive Officer of the Company will be from January 10, 2008 to December 31, 2010. Mr. Brown will be entitled to an annual base salary of $240,000 and will be eligible to receive an annual bonus of up to 75% of his base salary based upon meeting certain operating and financial benchmarks to be established by the Company’s Board of Directors and compensation committee. Mr. Brown will also be eligible to participate in the Company’s standard benefit plans.
     In addition, Mr. Brown was granted options to purchase up to an aggregate of 1,800,000 shares of the Company’s common stock. The stock options shall vest and become exercisable in the amounts and based upon the exercise prices as follows: 150,000 shares were fully vested upon grant and have an exercise price of $0.23 per share; 450,000 shares vest in monthly installments of 37,500 shares from January 31, 2008 through December 31, 2008 and have an exercise price of $0.23 per share; 450,000 shares vest in monthly installments of 37,500 shares from January 31, 2009 through December 31, 2009 and have an exercise price of $0.50 per share; 450,000 shares vest in monthly installments of 37,500 shares from January 31, 2010 through December 31, 2010 and have an exercise price of $0.75 per share; and 300,000 shares that vested based upon warrants to purchase the Company’s common stock being exercised on or before April 18, 2008 and have an exercise price of $0.30 per share (of which 62,751 shares vested on April 18, 2008 and of which 237,249 shares terminated on April 18, 2008).
     During the term of his employment and for a period of six months thereafter, Mr. Brown has agreed not to, directly or indirectly, as an officer, director, employee, consultant, owner, shareholder, adviser, joint venturer, or otherwise, compete with Company within the United States and all other countries in which the Company has, as of the effective date of the termination of Mr. Brown’s employment, a registered patent and/or any active business activity in: (i) the antioxidant segment of the nutraceutical industry; or (ii) any other line of business in which Company was engaged at any time during Mr. Brown’s employment with Company; or (iii) any other line of business into which Company, during Mr. Brown’s employment with Company, formed an intention to enter into. This covenant will not prohibit Mr. Brown from owning less than two percent of the securities of any competitor of the Company, if such securities are publicly traded on a nationally recognized stock exchange or over-the-counter market. In addition, during this time, Mr. Brown has agreed not to solicit employees of the Company or interfere with the Company’s business relationships.
     If Mr. Brown is terminated without Substantial Cause or resigns for Good Reason (each as defined in the Employment Agreement), then the Company will pay to Mr. Brown severance in the amount of (i) all compensation accrued and unpaid as of the date of termination or resignation, (ii) (a) if the termination or resignation occurs prior to the first anniversary of the date of the Employment Agreement, a cash payment equal to one year of his annual base salary as of the date of termination or resignation paid over a period of twenty-four months or (b) if the termination or resignation occurs on or after the first anniversary of the date of the Employment Agreement, a cash payment equal to one year of his annual base salary as of the date of termination or resignation paid over a period of twenty-four months and the actual annual bonus paid to Mr. Brown for the year before the year of termination or resignation, and (iii) the acceleration of the vesting of all unvested stock-based long term incentive compensation granted to Mr. Brown pursuant to the Employment Agreement.
     If the Company notifies Mr. Brown that it will not renew the Employment Agreement following December 31, 2010 or any subsequent renewal term, and Mr. Brown resigns from the Company on or before the date that the Employment Agreement expires, then the Company will pay to Mr. Brown severance in the amount of (i) all compensation accrued and unpaid as of the date of resignation and (ii) a cash payment equal to six months of Mr. Browns annual base salary as of the date of resignation paid over a period of twelve months from the date of resignation.
     If Mr. Brown is terminated with Substantial Cause or resigns without Good Reason, then he shall be entitled to all compensation accrued and unpaid as of the date of termination or resignation, but he shall not be entitled to any additional severance payments or acceleration of vesting upon such termination or resignation.
     Perquisites
     Perquisites and other personal benefits are not factored into our executive compensation program. We prefer to compensate executive officers using a mix of current, short- and long-term compensation with an emphasis on performance and do not believe that providing an executive perquisite program is consistent with our overall compensation philosophy. We typically provide perquisites and other personal benefits to executive officers on an exception-only basis, and they are generally limited to executive relocation assistance and temporary commuting and living expenses.
     Other Benefits
     We maintain health, dental and vision insurance plans for the benefit of all eligible employees, including our executive officers. Basic coverage under each of these benefit plans is paid by the Company and any premium in excess of the basic coverage is paid by the employee or executive. These benefits are offered on the same basis to all employees including our executive officers. We also maintain a 401(k) retirement savings plan that is available to eligible employees. Currently, the 401(k) retirement plan is not matched by the Company. Executives are eligible to participate in the 401(k) plan up to ERISA limits. No supplementary participation is available to executives or employees. Life, accidental death and dismemberment, short- and long-term disability insurance coverage, and wellness programs are also offered to eligible employees and basic premiums are paid in full by the Company. Other voluntary benefits, such as supplemental long-term disability insurance coverage, are also made available and paid for by the employees. The above benefits are available to our executive officers on the same basis as all other eligible employees.

Summary Compensation Table
     The following table shows for the fiscal years ended June 30, 2009, June 30, 2008 and June 30, 2007, compensation awarded or paid to, or earned by, our Chief Executive Officer, any other person serving as our Chief Executive Officer during the last two fiscal years, our Chief Financial Officer, any other person serving as our Chief Financial Officer during the last fiscal year, and our two other most highly compensated officers required by the rules of the SEC to be included therein (collectively, the “named executive officers”):

				Option	All other
		Salary	Bonus	awards	compensation	Total
Name and principal position	Year	($)	($)	($)(1)	($)	($)
David W. Brown, Chief Executive Officer (2)	2009	240,000	16,500	132,087	—	388,587
	2008	111,846	—	67,432	—	179,278
	2007	—	—	—	—	—
Carrie E. Carlander, Chief Financial Officer (5)	2009	556	—	—	—	556
	2008	—	—	—	—	—
	2007	—	—	—	—	—
James J. Krejci, Former Chief Executive Officer (4)	2009	—	—	—	—	—
	2008	37,947	—	17,360	—	55,307
	2007	97,481	—	159,322	—	256,803
Kirby L. Zenger, Chief Operating Officer (6)	2009	78,444	—	34,781	—	113,225
	2008	—	—	—	—	—
	2007	—	—	—	—	—
Bradford K. Amman, Former Chief Financial Officer (3)	2009	140,208	1,500	58,053	—	199,761
	2008	130,160	—	33,995	8,013	172,168
	2007	133,583	4,000	20,588	—	158,171

1.	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year for stock options granted to the named executive officers, as determined in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used to calculate these amounts, see Notes 2 and 7 to the Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

2.	Mr. Brown was hired as President and Chief Executive Officer on January 10, 2008 and on January 10, 2008, Mr. Brown was granted options to purchase up to 1,800,000 shares of the Company’s common stock at various prices from $0.23 to $0.75 per share. The option award was calculated using the Black Scholes method pursuant to SFAS 123(R).

3.	Mr. Amman was granted an option to purchase 120,000 shares of the Company’s common stock on September 26, 2006 at an exercise price of $0.76. On January 16, 2007, Mr. Amman was granted an option to purchase 26,571 shares at $0.49 per share, on February 21, 2008 Mr. Amman was granted an option to purchase 120,000 shares at $0.35 per share and on March 27, 2009 Mr. Amman was granted an option to purchase an additional 120,000 shares at $0.70 per share. The option awards were calculated using the Black-Scholes method pursuant to SFAS 123(R).

4.	Mr. Krejci, who became the Company’s Chief Executive Officer beginning on December 21, 2006, left the Company on August 31, 2007, and as a consequence the stock option granted to Mr. Krejci terminated.

5.	Ms. Carlander joined the Company as Chief Financial Officer on June 9, 2009 at a base annual salary of $200,000. On July 31, 2009 she was granted an option for the purchase of 500,000 shares of common stock exercisable at $0.54 per share and vesting in full on July 31, 2010.

6.	Mr. Zenger joined the Company on February 2009 and became Chief Operating Officer on June 9, 2009 at a base annual salary of $215,000. On March 27, 2009 he was granted an option for the purchase of 150,000 shares of common stock exercisable at $0.70 per share and vesting in full on March 27, 2010 and on July 31, 2009 he was granted an additional option for the purchase of 100,000 shares of common stock exercisable at $0.54 per share and vesting in full on July 31, 2010.

Grants of Plan-Based Awards
     The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during the fiscal year ended June 30, 2009:

All Other
					All Other	Option		Grant
					Stock Awards:	Awards:	Exercise	Date Fair
		Estimated Possible Payouts			Number	Number of	or Base	Value of
		Under Non-Equity Incentive			of Shares	Securities	Price of	Stock and
		Plan Awards(1)			of Stock	Underlying	Option	Option
		Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)(2)	($/Sh)(3)	($)(4)
David W. Brown	3/27/09	—	—	—	—	300,000	0.70	208,686
Carrie E. Carlander (5)	—	—	—	—	—	—	—	—
Kirby L. Zenger (6)	3/27/09	—	—	—	—	150,000	0.70	104,343
Bradford K. Amman	3/27/09	—	—	—	—	120,000	0.70	83,474

1.	These columns show the possible threshold, target and maximum cash bonus payments to the named executive officers for the year ended June 30, 2009 under the Company’s performance-based cash bonus program, which is described in more detail in the Compensation Discussion and Analysis beginning on page 19 of this Proxy Statement. The actual cash bonus awards earned by the named executive officers for the year ended June 30, 2009 are set forth in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation,” and the amounts set forth in these columns do not represent additional compensation paid to or earned by the named executive officers for the year ended June 30, 2009.

2.	This column shows the number of shares of common stock underlying stock options granted to the named executive officers during the year ended June 30, 2009. Stock options have a 10-year term and vest after one-year on March 27, 2010, subject to the recipient’s continued employment with the Company through such vesting date.

3.	This column shows the exercise price for the stock options granted to the named executive officers during the year ended June 30, 2009, which equals the fair market value of the Company’s common stock on the date of grant.

4.	This column shows the full grant date fair value of the restricted stock awards and stock options granted to the named executive officers during the year ended June 30, 2009, as determined in accordance with SFAS 123(R). The full grant date fair value is the amount that the Company recognizes as stock-based compensation expense in its financial statements over the required service period of the award. For additional information, see Notes 2 and 7 to the Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009.

5.	Ms. Carlander joined the Company as Chief Financial Officer on June 9, 2009 and on July 31, 2009 she was granted an option for the purchase of 500,000 shares of common stock exercisable at $0.54 per share and vesting in full on July 31, 2010.

6.	Mr. Zenger joined the Company on February 2009 and became Chief Operating Officer on June 9, 2009. On July 31, 2009 he was granted an additional option for the purchase of 100,000 shares of common stock exercisable at $0.54 per share and vesting in full on July 31, 2010.

Outstanding Equity Awards at Fiscal Year End
     The following table sets forth certain information regarding equity awards granted to the named executive officers that were outstanding as of June 30, 2009:

	Option awards					Stock awards
								Equity
								incentive
								plan
			Equity					awards:	Equity Incentive
			incentive			Number	Market	Number of	plan awards:
	Number of		plan awards:			of shares	value of shares of	unearned	Market or payout
	securities	Number of	Number of			or units	units of	shares,	value of unearned
	underlying	securities	securities			of stock	stock	units or	shares, units
	unexercised	underlying	underlying			that	that have	other rights	or others rights
	options	unexercised	unexercised unearned	Option		have not	not	that have	that have not
	(#)	options	options	exercise price	Option expiration	vested	vested	not vested	vested
Name	exercisable	(#) unexercisable	(#)	($)	date	(#)	($)	(#)	($)
David W. Brown	600,000	—	—	$0.23	01/10/18	—	—	—	—
	225,000	—	225,000	$0.50	01/10/18	—	—	—	—
	—	—	450,000	$0.75	01/10/18	—	—	—	—
	62,751	237,249	—	$0.30	01/10/18	—	—	—	—
	—	—	300,000	$0.70	03/27/19	—	—	—	—
Carrie E. Carlander	—	—	—	—	—	—	—	—	—
Kirby L. Zenger	—	—	—	—	—	—	—	—	—
Bradford K. Amman	110,000	—	10,000	$0.76	09/26/16	—	—	—	—
	28,571	—	—	$0.49	01/16/17	—	—	—	—
	53,333	—	66,667	$0 .35	02/21/18
	—	—	120,000	$0 .70	03/27/19	—	—	—	—
Option Exercises And Stock Vested
     The following table sets forth certain information regarding option exercises and shares of restricted stock that vested during the year ended June 30, 2009 with respect to the named executive officers:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
David W. Brown	—	—	—	—
Carrie E. Carlander	—	—	—	—
Kirby L. Zenger	—	—	—	—
Bradford K. Amman	—	—	—	—

Pension Benefits
     None of the named executive officers participate in or have account balances in qualified or non-qualified deferred benefit plans sponsored by the Company.
Nonqualified Deferred Compensation
     None of the named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by the Company. In the future, the compensation committee may elect to provide the named executive officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in the Company’s best interests.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related-Party Transactions Policies and Procedures
     Related-party transactions have the potential to create actual or perceived conflicts of interest between the Company and its directors and executive officers or their immediate family members. Under its charter, our audit committee is charged with the responsibility of reviewing and approving all related-party transactions. To assist in identifying such transactions for our fiscal year ended June 30, 2009, the Company distributed questionnaires to directors and officers.
     Current SEC rules define a related-party transaction to include any transaction, arrangement or relationship in which the Company is a participant and in which any of the following persons has or will have a direct or indirect interest:
•	any executive officer, director or director nominee of the Company;

•	any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company’s common stock;

•	any person who is known to be the beneficial owner of more than 5% of the Company’s common stock; or

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any of the foregoing persons, has a 5% or greater beneficial ownership interest.
     Although the Company does not have a formal policy with regard to related-party transactions, our audit committee may consider the following factors when deciding whether to approve a related-party transaction: the nature of the related party’s interest in the transaction; the material terms of the transaction, including, without limitation, the amount and type of the transaction; the importance of the transaction to the related party; whether the transaction would impair the judgment of a director or executive officer to act in the best interests of the Company; and any other matters deemed appropriate by our audit committee.
Certain Related-Party Transactions
     Effective September 15, 2009, the Company received a bridge loan in the amount of $100,000 from each of Mr. Thompson and Mr. Mauro members of the Company’s board of directors. The terms of the notes are for one month with interest payable at a rate of 10% per annum. Each of Mr. Thompson and Mr. Mauro have agreed to extend the term of these notes.
     On February 27, 2009, Zrii, LLC (“Zrii”) filed a complaint in Delaware against certain of our employees and distributors including Mr. Zenger, our Chief Operating Officer. The Company has agreed to pay legal fees on behalf of Mr. Zenger and other defendants named in the complaint. As of September 30, 2009, legal fees approximated $530,000 for all of the defendants named in the complaint including Mr. Zenger.
     The Company entered into a consulting agreement with Dr. McCord, a member of the Company’s board of directors, on January 15, 2008 to assist with the Company’s research and development efforts, make scientific presentations and be available for interviews related to the Company and its products. The Company paid a monthly retainer of $5,000 per month to Dr. McCord through February 2009. Effective March 2009, with the change in the Company’s sales strategy and corresponding increased demand for Dr. McCord’s time, the Company increased the retainer under the consulting agreement to $10,000 per month.

CODE OF ETHICS
     We have adopted the Lifevantage Corporation Code of Ethics which applies to our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, the Board of Directors and all employees. The Code of Ethics is available on our website at www.lifevantage.com. The Code of Ethics addresses matters including: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submits to, the SEC and in other public communications we make; and (3) compliance with laws, rules and regulations applicable to us. The Board of Directors may grant waivers of provisions of the Code of Ethics. Any amendments to, or waivers from, a provision of our Code of Ethics that shall be disclosed by posting such information on our website at www.lifevantage.com. We have also adopted the Lifevantage Corporation Code of Business Conduct and Ethics that applies to all officers, directors and employees. Among other matters, the Code of Business Conduct addresses: compliance with laws, rules, and regulations; conflicts of interest; corporate opportunities; competition and fair dealing; discrimination; health and safety; confidentiality; protection of our assets; and payments to governmental personnel.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons who own more than ten percent of our common stock to report their ownership of the common stock and any changes in that ownership to the Securities and Exchange Commission. The Securities and Exchange Commission has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by these dates. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2009, we believe that all such reports were filed on a timely basis except that one Form 3 was inadvertently filed late for each of the Company’s COO, Mr. Zenger and the Company’s CFO, Ms. Carlander. In addition, one Form 4 was inadvertently filed late for each of the following members of the Company’s board of directors: Dr. Crapo, Mr. Thompson, Dr. McCord, Mr. Doutré Jones, Mr.  Mauro, and Mr. Brown, the Company’s CEO, and one Form 4 was inadvertently filed late for the Company’s former CFO, Mr. Amman.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
     The audit committee of our Board of Directors has selected Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent auditors for the fiscal year ending June 30, 2010 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Representatives of Ehrhardt Keefe Steiner & Hottman PC are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
     Neither the Company’s Bylaws nor other governing documents or law require shareholder ratification of the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent auditors. However, the audit committee is submitting the selection of Ehrhardt Keefe Steiner & Hottman PC to the shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the audit committee will review its future selection of independent auditors. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our shareholders.
     The affirmative vote of the holders of a majority of the outstanding shares of common stock will be required to ratify the selection of Ehrhardt Keefe Steiner & Hottman PC. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
Principal Accountant Fees and Services
     The following table presents (1) fees for professional audit services rendered beginning January 30, 2008 by Ehrhardt Keefe Steiner & Hottman PC, the Company’s principal accountants, for the audit of our annual financial statements for the fiscal years ended June 30, 2009 and 2008, and fees billed for other services during those periods, and (2) fees for professional audit services rendered prior to January 30, 2008 by Gordon, Hughes & Banks, LLP, the Company’s principal accountant through January 30, 2008, for the review of our interim financial statements and fees billed for other services through January 30, 2008:

	Fiscal Year Ended
	2009	2008
Audit Fees	$53,000	$45,500
Audit-related Fees (1)	34,800	26,000
Tax Fees (2)	8,496	8,164
Other Fees (3)	3,500	—

Total Fees	$99,796	$79,664

(1)	Audit-related fees of $34,800 and $26,000 in fiscal years ended June 30, 2009 and 2008 related to assurance and other services related to performance of the audit and review of interim reports.

(2)	Tax fees of $8,496 and $8,164 in fiscal years ended June 30, 2009 and 2008 are for tax compliance, advice and planning.

(3)	Other fees are related to the Company’s Form S-8 filing.
Pre-Approval Policies and Procedures
     The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, Ehrhardt Keefe Steiner & Hottman PC. The policies require pre-approval of all auditing and such non-auditing services as our independent auditor is permitted to provide, subject to de minimus exceptions for services other than audit, review, or attest services that are approved by the audit committee prior to completion of the audit. All of the items identified under “Audit-Related Fees”, “Tax Fees” and “All Other Fees” above were approved by the audit committee. Alternatively, the engagement of our independent auditor may be entered into pursuant to pre-approved policies and procedures that our audit committee may establish, so long as these policies and procedures are detailed as to particular services and the audit committee is informed of each service. In making these determinations, the audit committee will consider whether the services provided are compatible with maintaining our auditor’s independence. We are prohibited by applicable law from obtaining certain non-audit services from our independent auditor and, in that event, we would obtain these non-audit services from other providers.
     The audit committee has determined that the rendering of the services other than audit services by Ehrhardt Keefe Steiner & Hottman PC is compatible with maintaining the principal accountant’s independence.
     On January 30, 2008, the Company dismissed Gordon, Hughes & Banks, LLP as the Company’s independent registered public accounting firm. The Company appointed Ehrhardt, Keefe, Steiner & Hottman PC on January 30, 2008 as its independent registered public accounting firm beginning for the three months ended December 31, 2007. The decision to change accountants was recommended and approved by the Company’s Board of Directors and its Audit Committee on January 30, 2008.
     Neither Gordon, Hughes & Banks, LLP’s audit report dated October 10, 2007 on the Company’s consolidated financial statements as of and for the year ended June 30, 2007, included in its Form 10-KSB filed October 12, 2007, nor Gordon, Hughes & Banks, LLP’s audit report dated August 15, 2006 and updated on November 28, 2006 on the Company’s consolidated financial statements as of and for the year ended June 30, 2006, included in its Form 10-KSB and amended Form 10-KSB/A filed September 28, 2006 and November 30, 2006 respectively, contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope, or accounting principles.
     In connection with the audits of the Company’s financial statements for the fiscal years ended June 30, 2008 and 2007 and in the subsequent interim period through January 30, 2008, the date of the dismissal of the former accountant, there were no disagreements with Gordon, Hughes & Banks, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Gordon, Hughes & Banks, LLP, would have caused Gordon, Hughes & Banks, LLP to make reference to the subject matter of the disagreement in connection with its report. During the years ended June 30, 2007 and 2006, and the subsequent interim period through January 30, 2008, Gordon, Hughes & Banks, LLP did not advise the Company of any reportable events as described in Item 304(a)(1)(iv)(B) of Regulation S-K. Gordon, Hughes & Banks, LLP’s letter to the SEC stating its agreement with the statements in this paragraph is filed as an exhibit to the Company’s Current Report on Form 8-K dated February 8, 2008.
     The Company engaged Ehrhardt, Keefe, Steiner & Hottman PC as its independent registered public accounting firm for the fiscal year ending June 30, 2008. The Company did not consult with Ehrhardt, Keefe, Steiner & Hottman PC during its prior two most recent fiscal years or during any subsequent interim period prior to the appointment of Ehrhardt, Keefe, Steiner & Hottman PC as the Company’s independent registered public accounting firm regarding any matters described in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.
Board Recommendation
Our Board of Directors recommends the shareholders vote FOR ratification of Ehrhardt, Keefe,
Steiner & Hottman PC as our independent auditors for the fiscal year ending June 30, 2010.

PROPOSAL 3 — APPROVAL OF INCREASE TO THE SHARES RESERVED FOR ISSUANCE UNDER THE
COMPANY’S 2007 LONG-TERM INCENTIVE PLAN FROM 6 MILLION SHARES TO 10 MILLION SHARES
     The purpose of the Company’s 2007 Long-Term Incentive Plan (“Plan” or “Incentive Plan”) is to advance the interests of the Company and our shareholders by providing incentives to certain of our employees and other key individuals who perform services for us, including independent distributors and others who contribute significantly to the strategic and long-term performance objectives and growth of the Company.
     As of September 30, 2009, awards (net of canceled or expired awards) covering an aggregate of 8,619,730 shares of common stock had been granted under the Incentive Plan. The weighted average exercise price of all outstanding options as of June 30, 2009 was approximately $0.62 and the weighted average remaining term of such options was approximately 9.8 years. As of October 26, 2009, there were 56,967,412 shares of our common stock outstanding. On October 26, 2009, the last reported sale price of our common stock as quoted on the OTC Bulletin Board was $0.29 per share.
     During the past year, the Company moved to a network marketing or multi-level marketing approach for distributing its products. As part of this transition, the Company acquired an entire team of experienced network marketing professionals and the supporting organization for the team. In order to motivate these new employees and distributors and to align their interests with those of shareholders, the Board would grant stock options to those individuals as part of their compensation. The use of stock option grants for this purpose significantly increased the number of shares that the Company needs to have available for grant under the Incentive Plan.
     In March 2009, our board approved an amendment to the Incentive Plan, subject to shareholder approval, to increase the number of shares authorized for issuance under the Incentive Plan by an additional 4,000,000 shares to an aggregate total of 10,000,000 shares.
     Our board adopted this amendment to ensure that we can continue to grant stock options and other stock awards under the Incentive Plan at levels determined appropriate by our board and compensation committee. We believe that our ability to continue to provide employees and other key individuals, including independent distributors, with attractive equity-based incentives is critical in allowing us to attract and retain qualified individuals. We believe the grant of stock options and other stock awards encourages employees and other key individuals to build long-term shareholder value.
     Shareholders are requested in this Proposal 3 to approve an amendment to increase the share reserve under the Incentive Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Incentive Plan. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been approved.
Board Recommendation
Our Board of Directors recommends the shareholders vote FOR ratification of an increase to the shares approved for issuance under the Company’s 2007 Long-Term Incentive Plan (“Plan”) from 6 million shares to 10 million shares.
2007 Long-Term Incentive Plan
     The essential features of the Incentive Plan, as amended to reflect this proposal, are outlined below:
           Share Reserve
     Subject to approval by the shareholders of the proposed amendment to the Incentive Plan, an aggregate of 10,000,000 shares of common stock will be reserved for issuance under the Incentive Plan. Common stock issued under the Incentive Plan may be either newly issued shares, treasury shares, reacquired shares or any combination thereof. If common stock issued as restricted stock, restricted stock units or otherwise subject to repurchase or forfeiture rights is reacquired by us pursuant to such rights, or if any award is canceled, terminates or expires unexercised, the common stock which would otherwise have been issuable pursuant to such awards will be available for issuance under new awards.
          Administration
     The Plan is administered by our board of directors or, if our board of directors so designates, by a committee of the board of directors. Our board of directors has designated the Compensation Committee (the “Committee”) to administer the Incentive Plan. The Committee may delegate administrative responsibilities if so permitted by applicable law, and only if Rule 16b-3 of the Securities Exchange Act of 1934 permits such appointment and the exercise of authority without adversely affecting the ability of awards to officers to comply with the conditions for Rule 16b-3 or Section 162(m) of the Internal Revenue Code of 1986, as amended.
     The Committee has exclusive discretion to select those employees, independent distributors and other key individuals performing services for us to whom awards will be granted; to determine the type, size, terms and conditions of each award; to modify or waive within certain limits the terms and conditions of any award; to determine the time when awards will be granted; to establish performance objectives; to prescribe the form of documents representing awards under the Incentive Plan and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the Incentive Plan. At the discretion of the Committee, awards may be made under the Incentive Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company, any predecessor or a company acquired by the Company or with which it combines. The Committee has the authority to administer and interpret the Incentive Plan, and its decisions are final, conclusive and binding.
          Awards Under the Incentive Plan
     The Incentive Plan provides for the granting of several types of awards, including stock options, stock appreciation rights or SARs, restricted stock, restricted stock units, performance grants and other awards deemed by the Committee to be consistent with the purposes of the Incentive Plan. Awards may be granted alone, or in conjunction with one or more other awards, as determined by the Committee. Our board of directors believes that, by establishing various types of incentive awards, the Incentive Plan offers the Committee the flexibility to grant attractive awards to our employees and key individuals, including our independent distributors, that can be specifically designed in each particular circumstance to motivate these individuals and best align their interests with those of our shareholders.
     Since the effective time of the Incentive Plan, options under the Incentive Plan have been granted in the following amounts to the following persons: David W. Brown, Chief Executive Officer: options to purchase 1,862,751 shares of common stock; Carrie E. Carlander, Chief Financial Officer: option to purchase 500,000 shares of common stock; Kirby L. Zenger, Chief Operating Officer: options to purchase 250,000 shares of common stock; Bradford K. Amman, Former Chief Financial Officer: options to purchase 388,571 shares of common stock; all current executive officers as a group: 2,612,751; all current non-employee directors as a group: 1,470,306; and all employees distributors and consultants including all current officers who are not executive officers, as a group: 4,536,673.
     Stock Options. A stock option, which may be a nonqualified or an incentive stock option, is the right to purchase a specified number of shares of common stock at a price fixed by the Committee. The option exercise price for stock options may be equal to or greater than the fair market value of the common stock on the date of grant. In the case of incentive stock options granted to our employees or any affiliate who owns more than 10% of the voting power of all classes of our stock or stock of any affiliate, the option exercise price may not be less than 110% of fair market value on the date of the grant.
     Stock options will generally expire not later than ten years or, in the case of incentive stock options granted to employees who own more than 10% of our stock, five years, after the date granted. Stock options become exercisable at such times and in such installments as the Committee determines. Payment of the option exercise price must be made in full at the time of exercise in cash, by tendering shares of common stock, by a combination thereof or by any other means that the Committee deems appropriate (including, without limitation, the surrender of rights in one or more outstanding awards).
     Unless the Committee determines otherwise, (i) all outstanding stock options will vest and become exercisable immediately prior to a Change of Control, and (ii) any stock option that is not exercised in connection with the Change of Control will terminate upon the Change of Control.

     Under the Incentive Plan, a “Change of Control” is defined as (i) any merger, consolidation or business combination in which the shareholders of the Company immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (ii) the sale of all or substantially all of the Company’s assets, (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding common shares by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), (iv) the dissolution or liquidation of the Company, (v) a contested election of directors, as a result of which or in connection with which the persons who were directors of the Company before such election or their nominees cease to constitute a majority of the board of directors, or (vi) any other event specified by the board of directors or the Committee.
     Other Awards. The Incentive Plan also authorizes several other types of awards. These include stock appreciation rights (rights to receive, without payment, cash, common stock, other property or any combination thereof, based on the increase in the value of the number of shares of common stock specified in the award), restricted stock (an award of a number of shares of common stock that are subject to certain restrictions, such as a requirement that the shares shall be forfeited if the holder’s employment or performance of services for us terminates), restricted stock units (an award of the right to receive either shares of common stock or cash equal to the fair market value of a share of common stock, issued subject to certain restrictions such as a forfeiture requirement discussed above) and performance grants (cash, shares of common stock, other consideration such as other Company securities or property or a combination thereof that is paid based on the performance of the holder, the Company, one or more of our subsidiaries, divisions or units, or any combination).
           Federal Income Tax Consequences
     The following is a summary of the principal current federal income tax consequences of transactions under the Incentive Plan. This summary does not describe all federal tax consequences under the Incentive Plan, nor does it describe state, local or foreign tax consequences.
     Incentive Stock Options. No taxable income is realized by the employee upon the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may result in alternative minimum tax liability for the employee. If the employee does not dispose of the shares received upon exercise of an incentive stock option within two years from the date of grant (or within one year after the transfer of such shares to the employee), then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the employee as a long-term capital gain and any loss sustained will be a long-term capital loss. In that case, no deduction will be allowed to the Company for federal income tax purposes.
     If the shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above, generally the employee will realize ordinary income in the year of disposition. The ordinary income will equal the amount of the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on an arm’s length sale of such shares) over the exercise price thereof, and we will be entitled to deduct such amount. Any further gain realized will be taxed as short-term or long-term capital gain and will not result in any deduction by the Company. Special rules may apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of common stock.
     If an incentive stock option is exercised at a time when it does not qualify for the tax treatment described above, the option is treated as a nonqualified stock option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (one year following termination of employment by reason of permanent and total disability), except in certain cases where the incentive stock option is exercised after the death of an employee.
     Nonqualified Options. No income is realized by the employee at the time a nonqualified stock option is granted under the Incentive Plan. Generally, at exercise, ordinary income is realized by the employee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount. At disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss, depending on how long the shares have been held.
     Other Awards. The grant of a stock appreciation right does not result in income for the employee or in a deduction for the Company. Upon the exercise of an SAR, generally the employee recognizes ordinary income and the Company is entitled to a deduction measured by the fair market value of any amounts received by the employee.
     An employee receiving restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the stock at the time the stock is either transferable or is no longer subject to forfeiture, less any amount paid for such stock. The Company is entitled to a corresponding tax deduction for the amount of ordinary income recognized by the employee. However, an employee who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of issuance of the restricted stock will realize ordinary income on the date of issuance equal to the fair market value of the shares of restricted stock at that time (measured as if the shares were unrestricted and could be sold immediately), less any amount paid. If the shares subject to such election are forfeited, the employee will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares (except with respect to any amounts paid for the shares). Upon sale of the shares after the forfeiture period has expired, the appreciation or depreciation since the shares became transferable or free from risk of forfeiture (or, if a Section 83(b) election was made, since the shares were issued) will be treated as long-term or short-term capital gain or loss. The holding period to determine whether the employee has long-term or short-term capital gain or loss begins when the restriction period expires (or upon earlier issuance of the shares, if the employee elected immediate recognition of income under Section 83(b)).
     An employee receiving a performance award will generally be subject to tax at ordinary income rates on any cash received and on the fair market value of any common stock issued under the award, and the Company will generally be entitled to a deduction equal to the amount of ordinary income realized by the employee. The capital gain or loss holding period for any common stock distributed under a performance award will begin when the employee recognizes ordinary income relating to the award.
     It is not possible to determine other specific amounts and types of awards that may be awarded in the future under the Incentive Plan because the grant of awards under the Incentive Plan is discretionary.
Securities Authorized for Issuance under Equity Compensation Plans

			(c) Number of securities
		(b) Weighted-	remaining available for
	(a) Number of	average exercise	future issuance under
	securities to be issued	price of	equity compensation
	upon exercise of	outstanding	plans (excluding
	outstanding options,	options, warrants	securities reflected in
Plan Category	warrants and rights	and rights	column (a))
Equity compensation plans approved by security holders	6,000,000	$0.45	—

Equity compensation plans not approved by security holders	5,099,947	$0.64	—

Total	11,099,947	$0.54	—

HOUSEHOLDING OF PROXY MATERIALS
     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
     This year, a number of brokers with account holders who are Lifevantage Corporation shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Lifevantage Corporation., Carrie E. Carlander, Secretary, 11545 W. Bernardo Court, Suite 301, San Diego, California 92127. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.
OTHER MATTERS
     Our Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
INCORPORATION BY REFERENCE
     This proxy statement includes references to our website address. Our website address is intended to provide inactive, textual references only. The information on our website is not part of this proxy statement.

By Order of the Board of Directors
/s/ Carrie E. Carlander
Carrie E. Carlander
Secretary

October 28, 2009

	(BAR CODE)
	Lifevantage Corporation

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	DESIGNATION	(IF	ANY)
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C 1234567890 J N T
(BAR CODE)
☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	(123456)	C0123456789	12345

A Election of Directors
1.	To elect six (6) directors to hold office for a one-year term expiring at the 2010 Annual Meeting of Shareholders and until their respective successors are elected and qualified.

Nominees:	For	Withhold
01 — Dr. James D. Crapo	☐	☐
02 — Mr. Jack R. Thompson	☐	☐
03 — Dr. Joe M. McCord	☐	☐
04 — Mr. David W. Brown	☐	☐
05 — Mr. Richard Doutre’ Jones	☐	☐
06 — Mr. Garry Mauro	☐	☐

	For	Against	Abstain

2. To ratify the appointment of Ehrhardt Keefe Steiner & Hottman PC as independent auditors of the Company for its fiscal year ending June 30, 2010.	☐	☐	☐

3. To ratify an increase to the shares reserved for issuance under the Company’s 2007 Long-Term Incentive Plan (“Plan”) from 6 million shares to 10 million shares.
E Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
NOTE: Please sign exactly as name appears on this proxy. If joint owners EACH should sign this proxy. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your FULL title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /
▪

Proxy — LIFEVANTAGE CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 15, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
 The undersigned shareholder of LifeVantage Corporation (the “Company”) hereby appoints Carrie E. Carlander and David W. Brown and each of them, the proxies of the undersigned, with power to act without the other and with full power of substitution, to attend and represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on Friday, January 15, 2010 and at any adjournment or postponement thereof, and to vote all of such shares that the undersigned is entitled to vote at such Annual Meeting or at any adjournment or postponement thereof, as stated on the reverse side.
THIS PROXY WILL BE VOTED BY THE PROXIES AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES IN ACCORDANCE WITH THEIR BEST JUDGMENT UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
Your are urged to mark, sign, date and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States.
THANK YOU FOR VOTING

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